Exhibit 8.1

Allen & Overy LLP
1221 Avenue of the Americas
Eksportfinans ASA	New York NY 10020
Dronning Mauds gate 15
0250 Oslo	Tel 212 610 6300
Norway	Fax 212 610 6399

Our ref 12039-00217 NY:1438661.3

3 November 2006
Ladies and Gentlemen:

We have acted as United States tax counsel to Eksportfinans ASA (the Issuer), in connection with the preparation of the registration statement on Form F-3 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on October 3, 2006, and the preliminary prospectus supplement (the Prospectus Supplement) and preliminary prospectus included therein (the Prospectus). The Registration Statement, Prospectus Supplement and Prospectus relate to the registration of an unspecified aggregate amount of warrants of the Issuer (the Warrants).

As United States tax counsel, we have advised the Issuer with respect to certain general United States tax consequences of the proposed issuance of the Warrants. This advice is summarized under the heading “United States federal income tax consequences” in the Prospectus Supplement (the Discussion) that is part of the Registration Statement. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
/s/ Allen & Overy LLP
Allen & Overy LLP
Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practice in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London, EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.
Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin and Warsaw.